EXHIBIT 10.88



                                SECOND AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                                       AND
                                 BERT E. BRODSKY


     This Second Amendment ("Amendment") dated as of the 30th day of October, 2003 by and between NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., a Delaware corporation, having an office at 26 Harbor Park Drive, Port Washington, New York 11050 (the "Company") and Bert E. Brodsky ("Executive"), who resides at South Road, Harbor Acres, Sands Point, New York 11050. All defined terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Employment Agreement between the Company and Executive dated as of October 14, 2002, as amended as of October 28, 2003 (the "Amended Employment Agreement").

                                   WITNESSETH:

     WHEREAS, the Company and New Mountain Partners, L.P. (the "Purchaser") have entered into the Preferred Stock Purchase Agreement, dated as of October 30, 2003, as it may be amended from time to time (the "Purchase Agreement"), pursuant to which, subject to the terms and conditions contained therein, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, 6,956,522 shares of series A preferred stock of the Company (the "Series A Preferred Stock"), for an aggregate purchase price of $80,000,003 (the "Transaction");

     WHEREAS, the Company, Purchaser, Executive and certain stockholders of the Company have entered into a Support Agreement, dated as of October 30, 2003 (the "Support Agreement"), it being understood that the reference in Section 3(d) of the Support Agreement to a "letter agreement" between the Company and Executive dated as of October 30, 2003, is a reference to this Amendment;

     WHEREAS, in light of (i) the uncertainty as to the amount of the severance payment to which Executive would be entitled under Section 5.2 of the Amended Employment Agreement upon a termination of Executive's employment following the closing of the Transaction and (ii) the substantial benefits that Executive will enjoy as a result of the closing of the transactions contemplated under the Purchase Agreement, the special committee of the board of directors of the Company has required Executive to agree to reduce the aggregate severance payment to which Executive would be entitled under Section 5.2 of the Amended Employment Agreement following the closing of the Transaction to $357,500; and

     WHEREAS, Executive is willing to enter into this Amendment in connection with the execution of the Purchase Agreement and the Support Agreement by the parties thereto.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

     1. Executive agrees that the Amended Employment Agreement shall be amended by adding the following new Section 4.3 immediately following Section 4.2:

     "4.3 In the event that Executive shall become entitled to any payments pursuant to Section 4.2 as a result of, directly or indirectly, the closing of the transactions contemplated by the Preferred Stock Purchase Agreement, dated as of October 30, 2003, between the Company and New Mountain Partners, L.P. (the "Purchaser"), as it may be amended from time to time (the "Purchase Agreement"), in no event shall such payments be paid to Executive prior to the later of (i) July 1, 2004 and (ii) the "Closing Date" (as such term is defined in the Purchase Agreement)."

     2. Executive agrees that the Amended Employment Agreement shall be amended by adding the following new Section 5.3 immediately following Section 5.2:

    "5.3    Notwithstanding anything to the contrary contained in Section 5.2,

     (a) if (i) Executive resigns from the Company in accordance with the terms of Section 3(d) of the Support Agreement, dated as of October 30, 2003, by and among the Company, the Purchaser, Executive and certain stockholders of the Company (the "Support Agreement"), or (ii) Executive's employment with the Company is terminated by the Company without cause prior to July 1, 2004, and the Closing Date occurs on or prior to July 1, 2004, then Executive shall be entitled to receive from the Company, in lieu of any and all amounts otherwise payable to Executive under Section 5.2, a lump sum cash payment in an amount equal to $357,500, which amount shall be paid by the Company to Executive on the later of (i) July 1, 2004 and (ii) the Closing Date; and

     (b) in the event that (i) Executive's employment with the Company is terminated by the Company without cause prior to July 1, 2004, and (ii) the Closing Date does not occur on or prior to July 1, 2004, Executive will be entitled to receive the payment described in Section 5.2 on the earlier of July 1, 2004 and the date of the termination of the Purchase Agreement.

     (c) Sections 4.3 and 5.3(a) shall become null and void upon the earlier of July 1, 2004 or the date of the termination of the Purchase Agreement if the Closing Date has not occurred on or prior to July 1, 2004 and if the Executive has not been terminated by the Company without cause prior to such date.

     3. All other terms of the Agreement shall remain in full force and effect as previously written.

     4. From and after the execution and delivery of this Amendment, all references to the Amended Employment Agreement contained in other agreements and instruments executed and delivered pursuant to or in connection with the Agreement shall hereinafter mean and refer to the Amended Employment Agreement as amended hereby.

     5. This Amendment may be executed in counterparts by the parties hereto, all of which shall constitute one and the same instrument. A facsimile transmission of this signed amendment bearing a signature on behalf of a party hereto shall be binding on such party.

     IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the day and year first above written.

                                                  NATIONAL MEDICAL HEALTH CARD
                                                        SYSTEMS, INC.



                                                  By:
                                                     ---------------------------
                                                      David Gershen
                                                      Executive Vice President





                                                    --------------------------
                                                     Bert E. Brodsky